                                                                  Exhibit (K)(6)




                        [FORM OF FUND INDEMNITY AGREEMENT]


                  Agreement dated as of November [ ], 1999 between Salomon Smith Barney Inc. ("SALOMON SMITH BARNEY") and DECS Trust VI (such trust and the trustees thereof acting in their capacity as such being referred to herein as the "TRUST").

                  WHEREAS the Trust is a statutory business trust organized under the Business Trust Act of the State of Delaware pursuant to a Declaration of Trust dated as of October 22, 1999, as amended and restated as of November 9, 1999 (the "TRUST AGREEMENT"); and

                  WHEREAS, Salomon Smith Barney, as sponsor under the Trust Agreement, desires to make provision for the payment of certain indemnification expenses of the Trust.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

                  1. DEFINITIONS. Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Trust Agreement.

                  2. AGREEMENT TO PAY EXPENSES. Salomon Smith Barney agrees to pay to the Trust, and hold the Trust harmless from, any expenses of the Trust arising under Sections 2.2(e) and 6.6 of the Administration Agreement, Section 15 of the Custodian Agreement, Section 5.4(b) of the Paying Agent Agreement and [Section 7.6] of the Trust Agreement (collectively, together with any amounts paid pursuant to paragraph 4 of this Agreement, "INDEMNIFICATION EXPENSES"). Subject to paragraph 4 hereof, payment hereunder by Salomon Smith Barney shall be made in New York Clearing House funds no later than five Business Days after the receipt by Salomon Smith Barney, pursuant to paragraph 3 hereof, of written notice of any claim for Indemnification Expenses.

                  3. NOTICE OF RECEIPT OF CLAIM. The Trust shall give notice to, or cause notice to be given to, Salomon Smith Barney in writing of any claim for Indemnification Expenses or any threatened claim for Indemnification Expenses immediately upon the Trust acquiring knowledge thereof. Such written notice shall be accompanied by any demand, bill, invoice or other communication received from any third party claimant (a "CLAIMANT") in respect of such Indemnification Expense.

                  4. RIGHT TO CONTEST. The Trust agrees that Salomon Smith Barney may, and Salomon Smith Barney is authorized on behalf of the Trust to, contest in good faith with any Claimant any amount contained in any claim for Indemnification Expense, provided, that if, within such time period as Salomon Smith Barney shall determine to be reasonable, Salomon Smith Barney and such Claimant are unable to resolve amicably any disagreement regarding such claim for Indemnification Expense, Salomon Smith Barney shall retain counsel reasonably satisfactory to the Trustees to represent the Trustees in any resulting proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. Notwithstanding any other provision herein, it is understood that (a) Salomon Smith Barney shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel), and (b) Salomon Smith Barney shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the Claimant, Salomon Smith Barney agrees to indemnify the Trust from and against any loss or liability by reason of such settlement or judgment.

                  5. STATEMENTS AND REPORTS. The Trust shall collect and safekeep all demands, bills, invoices or other written communications received from third parties in connection with any claim for Indemnification Expenses and shall prepare and maintain adequate books and records showing all receipts and disbursements of funds in connection therewith. Salomon Smith Barney shall have the right to inspect and to copy, at its expense, all such documents, books and records at all reasonable times and from time to time during the term of this Agreement.

                  6. TERM OF CONTRACT. This Agreement shall continue in effect until the termination of the Trust in accordance with [Section 8.3] of the Trust Agreement.

                  7. NO ASSIGNMENT. No party to this Agreement may assign its rights or delegate its duties hereunder without the prior written consent of the other parties, except that the Trust may delegate any and all duties hereunder to the Administrator to the extent permitted by law.

                  8. ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the matters contained herein and supersedes all prior agreements or understandings. No amendment or modification of this Agreement shall be valid unless the amendment or modification is in writing and is signed by all the parties to this Agreement.

                  9. NOTICES. All notices, demands, reports, statements, approvals or consents given by any party under this Agreement shall be in writing and shall be delivered in person or by telecopy or other facsimile communication or sent by first-class U.S. mail, registered or certified, postage prepaid, to the appropriate party at its address on the signature pages hereof or at such other address subsequently notified to the other parties hereto. A copy of any communication to Salomon Smith Barney shall be furnished to Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006,
Attention: Raymond B. Check, provided that the failure to furnish such copy shall not affect the effectiveness of any such communication. Any party may change its address for purposes hereof by delivering a written notice of the change to the other parties. All notices given under this Agreement shall be deemed received (a) in the case of hand delivery, on the day of delivery, (b) in the case of telecopy or other facsimile communication, on the day of transmission, and (c) in the case of mailing, on the third day after such notice was deposited in the mail.

                  10. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  11. GOVERNING LAW. This Agreement shall be governed by and be construed in accordance with the laws of the State of New York.

                  12. COUNTERPARTS. This Agreement may be signed in counterpart with all of such counterparts constituting one and the same instrument.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives the date first above written.

                                    SALOMON SMITH BARNEY INC.


                                    By:
                                          Address: 388 Greenwich Street
                                                   New York, New York 10013
                                                   Attention:


                                    DECS TRUST VI


                                    By:
                                        Donald J. Puglisi,
                                        as Managing Trustee
                                        Address:  c/o Puglisi & Associates
                                                  850 Library Avenue,
                                                  Suite 204
                                                  Newark, Delaware 19716